EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Maxwell Technologies, Inc. on Form S-3 of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), appearing in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
September 7, 2004